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                              AFFILIATE AGREEMENT
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Following comprises the Agreement and the Terms and Conditions of sale and use that apply to an Affiliate's participation in Phoenix Multimedia, Inc.'s (Phoenix)-E-learning program(s) entitled "e-Mapp" (powered by Phoenix Multimedia's "e-leap" software that is provided by Phoenix at their World Wide Web site or by any site that an Affiliate may use to link to the Phoenix world wide web site. The following terms and conditions cover the use of Products and Services offered by Phoenix. Phoenix products and services are available only to individuals and businesses that can form legally binding contracts under applicable law, and therefore, exclude minors. Correspondence regarding this Agreement and Terms and Conditions may be made by electronic mail to the e-mail addresses supplied by Affiliate to Phoenix. Affiliate certifies that they have the right to use said e-mail address.

1. Use of Products and Services. The affiliate may use the Products and Services provided by Phoenix Multimedia, Inc., for personal and business purposes. The Affiliate may not use Phoenix Products or Services in violation of any applicable law, regulation or policy.

2. Affiliate Participation. To become a Phoenix Affiliate, please complete the affiliate application via our web site or telefax a completed Affiliate Application form to Phoenix Multimedia, Inc., Attn: Affiliate Sales, Telefax number 256-772-6551 (USA Country Code is 1). Phoenix will evaluate the application in good faith and will notify the prospective affiliate via e-mail or telefax of acceptance or rejection. Phoenix may reject an affiliate application if it is determined (in Phoenix's sole discretion) that the prospective affiliate's site is unsuitable for Phoenix Products or Services. Unsuitability may include but not be limited to:

     .    The promotion of sexually explicit materials.
     .    The promotion of violence.
     . The promotion of discrimination based on race, religion, nationality, disability, sexual orientation or age
     .    The promotion of illegal activities.
     .    The violation of intellectual property rights.

Should Phoenix reject the prospective affiliate's application, the prospective affiliate is welcome to reapply at any time.

3. Ownership. Phoenix has and shall retain all right, title, and interest in and to any software or technology used in providing Products and Services, and all intellectual property rights therein.

4. Product and Service Links. The Affiliate may select one or more Products or Services to display in a custom manufactured "storefront" or to link to the existing Phoenix Products and Services site. "Products" and "Services" is any product or service listed on the Phoenix web site or described in any relevant marketing material or correspondence.

5. Ordering Processing. Phoenix will process orders placed by Affiliates who follow the instructions for order processing from the Affiliate's site to Phoenix. Phoenix reserves the right to reject orders that do not comply with any requirements that Phoenix may periodically establish. Phoenix will be responsible for all aspects of order processing and fulfillment. Note: All sales of Phoenix Products and Services are final.

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Phoenix will track sales made to customers who purchase Products and Services using links from the Affiliate's site to the Phoenix site and Phoenix will make available to the Affiliate reports summarizing the Affiliates' sales activity. The form, content and frequency of the reports may vary from time to time.

6. Commissions. Phoenix will pay a commission on the sale of Products and Services to affiliates based on sales of Products and Services through the Affiliates web store or through the web link to Phoenix's web site. For Products and Services to be eligible to earn a commission, the Affiliate must utilize the link from Affiliate's site to the Phoenix system or site. The Affiliate or the Affiliate's customer must accept delivery of the Products and remit full payment to Phoenix. The commission structure is as follows:

          20% of the retail price of any Phoenix course or course modules sold.

          NOTE: Phoenix Multimedia, Inc. reserves the right to modify the pricing structure on any or all developed Products and Services.

7. Policies and Pricing. Affiliates who buy Products and Services will be deemed to be customers of Phoenix Multimedia, Inc. Accordingly all Phoenix rules, policies and operating procedures concerning Affiliate orders, Affiliate services and Product and Service sales will apply to those customers. Phoenix may change its policies and operating procedures at any time. Product and Service prices and availability may vary from time to time. Because price changes may affect the Products and Services that are listed on Affiliate's site the Affiliate may not customize pricing for Products and Services offered.

8. Identification as an Affiliate. Phoenix will make available to the Affiliate at a nominal cost of $500.00, either a custom designed graphic image or a direct link to the Phoenix web site that identifies the site as an Affiliate participant. Phoenix may modify the text or graphic image from time to time. In addition the Affiliate may not in any manner misrepresent or embellish the relationship between Phoenix and the Affiliate or any other person or entity except as expressly permitted.

9. Limited License. Phoenix grants Affiliate a nonexclusive, revocable right (license) to use the Products, consisting of graphic image(s) and text supplied by Phoenix and other images and text for which Phoenix grants express permission, solely for the purpose of identifying a site as a Program Affiliate and to assist in generating sales. The Affiliate may not modify the graphic images and/or text, or any other of Phoenix's image, in any way. Phoenix reserves all of its rights in the graphic image and text, as well as any other images trade names and any and all associated intellectual property rights. Affiliate agrees to follow Phoenix patent, copyright and trademark guidelines, which may change from time to time. Phoenix may revoke Affiliate's license at any time by giving thirty (30) days written notice of intent to revoke.

10. Term of the Agreement. The term of this Agreement will begin upon the date of your acceptance of this Affiliate Agreement and will remain in full force and effect for a period of twelve (12) months. The Affiliate Agreement may be renewable on an annual basis thereafter, at the election of the parties. Either the Affiliate or Phoenix may terminate this Agreement at any time, after the initial agreement of twelve months, party written notice of termination. Upon the termination of this Agreement for any reason, the Affiliate will immediately cease use of graphic images supplied by Phoenix. In the case of linkage to Phoenix's web site, Phoenix will remove all links to the Phoenix site from the Affiliate's site. Affiliate will cease the use of all Phoenix
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trademarks, trade dress and logos and all other material provided by or on behalf of Phoenix to the Affiliate pursuant hereto or in connection with the Products and Services. Affiliate is eligible to earn commissions on Phoenix sales of Products and Services occurring during the term, and Commissions earned through the date of termination will remain payable only if the related orders are not canceled or returned. Phoenix may withhold the Affiliate's final payment for a reasonable time to ensure that the correct amount(s) are paid.

11. Use of Trademarks. As provided herein, Phoenix shall be allowed to publish and/or distribute, or permit the publication or distribution of, any material that makes reference to the Affiliate, or uses the Affiliate's names or logos (the Affiliate's respective "Trademarks"). The Affiliate grants Phoenix a non-exclusive, non-transferable, right to use the Trademarks for the sole purpose of serving and operating the Phoenix web site, as well as, advertising and publicizing the Affiliate's association and web site with Phoenix. The rights hereunder shall automatically terminate upon termination of the Affiliate Agreement, at which time both Phoenix and the Affiliate shall discontinue all use of the other's Trademarks, and shall destroy or, if requested, shall return to the other all materials bearing the Trademarks. Phoenix and Affiliate represent, warrant and agree that the context in which the Trademarks are used will not be derogatory or critical of the other party or related parties.

12. Modification. Due to the changing nature of the Internet environment Phoenix may be forced to modify language contained in this Agreement. Phoenix reserves the right to change the Agreement's language by posting an Agreement change notice or a new Agreement on our Web site. Modifications may include, for example, changes in the scope of available commissions, new product commission fee schedules, changes in payment procedure, etc. ALL EXISTING AFFILIATE AGREEMENTS WILL BE HONORED UNDER THE TERMS OF THE AGREEMENT GOVERNING THE RELATIONSHIP. ANY AFFILIATES SO DESIRING MAY ELECT TO MODIFY AN EXISTING AGREEMENT TO THE LATEST VERSION BY NOTIFYING PHOENIX MULTIMEDIA, INC., IN WRITING, OF THEIR DESIRE TO MODIFY. THE AFFILIATE'S CONTINUED PARTICIPATION IN THE PROGRAM FOLLOWING PHOENIX'S POSTING OF A CHANGE NOTICE OF MODIFICATION OR A NEW AGREEMENT ON THE PHOENIX WEB SITE WILL CONSTITUTE ACCEPTANCE OF THE TERMS AND CONDITIONS ORIGINALLY AGREED UPON.

13. Relationship of the Parties. The Affiliate is an independent contractor, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representatives or employment relationship between the parties. Affiliate has no authority to make or accept any offers of representations on Phoenix's behalf. Affiliate will not make any statement whether on the Affiliate site or otherwise that reasonably would contradict anything in this Section.

14. Limitation of Liability. In no event will Phoenix, its suppliers, licensees or affiliates be liable for any direct, or indirect, incidental, special exemplary or consequential damages that result or arise out of the Products or Services, the availability or use of the Products or Services, any information of Products derived through the use of the Products or Services, any other Products or Services used in conjunction with the Products and Services, or any transmission or use of Affiliates information.

15. Disclaimers. Phoenix makes no express or implied warranties or representations with respect the Affiliate program or any Products or Services sold through the Affiliate Program (including without limitation, warranties of fitness, merchantability, non-infringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, Phoenix
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makes no representation that the operation of the Phoenix site will be uninterrupted or error-free, and Phoenix will not be liable for the consequences of any interruptions or errors.

16. Indemnification. Affiliate agrees to indemnify and hold Phoenix harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney fees) incurred by Phoenix arising out of any use or misuse of the Products and Services (including any information or products obtained or derived through the use of the Products and Services) provided under this Agreement. Phoenix represents and warrants that it is the sole owner of the products and services and has the full right to enter into this Agreement. The content of Phoenix does not infringe any existing copyright, trade secret or other intellectual property right of any third party. Notwithstanding any limitation on liability contained elsewhere in this Agreement, Phoenix agrees to indemnify, defend and hold Affiliate harmless from and against any claims, actions or demands alleging that all or any part of the Phoenix content infringes any copyright, trade secret or other intellectual property right of any third party.

17. General. This Agreement constitutes the entire Agreement between Affiliate and Phoenix with respect to the Products and Services and supersedes all other Agreements, contemporaneous and prior, between the Affiliate and Phoenix with respect to the Products and Services. Phoenix's failure to enforce any provision of this Agreement will not be construed as a waiver of any provision or right. No amendment or modification will be valid or binding upon Phoenix unless assented to in writing (including electronic assent) by Phoenix. In the event that a portion of this Agreement is held unenforceable, the unenforceable portion will be construed in accordance with applicable law as nearly as possible to reflect the original intentions of the parties, and the remainder of the provisions will remain in full force and effect. Waiver by Phoenix of a breach of any provision of this Agreement or the failure by Phoenix to exercise any right hereunder shall not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right. Phoenix does not have any obligation to monitor use of the Products or Services, but Phoenix may do so and may also disclose information regarding the Affiliate's use of the Products and Services to satisfy laws, regulations or other government request. The laws of the State of Alabama (excluding its choice of law rules) will govern interpretation and enforcement of this Agreement. By using the Products and Services, Affiliate hereby consents to personal jurisdiction in the federal and state courts of Madison County, Alabama in any action arising out of or relating to the use of Products or Services. The terms of this section and sections 3, 14, 15, and 16 will survive any termination of this Agreement.

Phoenix Multimedia, Inc.                    Global e Tutor, Inc.


By:    /s/ William Cole Smith               By:    /s/ Jerry Barton
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Title: President & C.E.O.                   Title: Pres. CEO
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Date:  July 27, 2000                        Date:  7-25-00
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